--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
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                                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
   Layton           Thomas             L.           (Month/Day/Year)       Electronic Processing, Inc. (EPIQ)
-------------------------------------------------                       ------------------------------------------------------------
   (Last)           (First)          (Middle)         9/22/99           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director           10% Owner          (Month/Day/Year)
                                                    curity Number of    ----               ----                   N/A
               501 Kansas Avenue                    Reporting Person     x  Officer (give      Other (specify  ---------------------
               -----------------                    (Voluntary)         ---- title below)      below)          7. Individual or
                    (Street)                                                               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
  Kansas City        Kansas        66105                                         Vice President -                 Line)
------------------------------------------------                                Chapter 7 Services             x  Form filed by One
    (City)          (State)        (Zip)                                 ---------------------------          --- Reporting Person

                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
                                                                                                               ---
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                                                                            TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).


               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
               INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
               RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
               NUMBER.



FORM 3 (CONTINUED)   TABLE II-DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                              SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Option to Buy                         *      9/22/09   Common Stock          10,000      $9.25          (D)
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Explanation of Responses:

*Vest 20% per year.


                                                                       /s/ Thomas L. Layton                   September 22, 1999
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
